UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20519

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only
(as permitted by Rule 14a-6(e)(2))

[   ] Definitive Proxy Statement

[   ] Definitive Additional Materials

[X] Soliciting Material Pursuant to 240.14a-12

Saxon Capital, Inc.
Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(3)	Proposed maximum aggregate value of transaction:

(4)	Total fee paid:

[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing:

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

To:    Saxon Team Members
From:    Mike Sawyer, Chief Executive Officer
Re:                 Important Announcement
Date:             August 9, 2006

Just moments ago, we announced that Saxon Capital has agreed to be acquired by Morgan Stanley, one of the world’s premier financial services firms and a leader in the securitization of residential mortgages. This is a tribute to the strong franchise you all have helped to build, and it is another significant milestone in our company’s ongoing effort to be the best at what we do. I am confident this deal will provide exciting opportunities for our employees, enhanced service for our clients and significant value for our shareholders.

The acquisition of Saxon is an important step in Morgan Stanley’s long-term strategy of building a global, vertically integrated residential mortgage business. I believe Morgan Stanley’s scale, access to funding and strong mortgage franchise will help to enhance Saxon’s own business and accelerate our growth plans, particularly as we see increased competition throughout the industry. Pending customary regulatory and shareholder approvals, we expect this acquisition to close by the end of 2006.

This deal will make Saxon part of the Morgan Stanley organization - a global leader in the financial services arena. There will be changes for all of us, but I am excited by the opportunities that lie ahead and I’m confident we will not alter our commitment to building excellent relationships with our customers and providing best-in-class service to our clients. I know what the people of this organization can accomplish - and that’s what excites me most about this next chapter of our story.

As we enter into this transaction, it is more important than ever that we keep the lines of communication open. So, over the next few days, we will be hosting a series of Town Hall meetings with the management teams from both Saxon and Morgan Stanley. These meetings will take place in our primary facilities in Virginia, Texas and California, and additional details will be distributed shortly. I’d like to encourage all of you to participate in these Town Halls, as it will be a good opportunity for us to discuss the exciting opportunities ahead and to answer any question that are on your mind. If any of you receive questions from members of the press or investors in the meantime, please refer them to Bobbi Roberts, Investor Relations, at 804-967-7879.

I have had the privilege of being associated with this fine organization for the last 10 years and have had the good fortune of leading Saxon for the past eight. You all know this is more than a place to work for me; it is part of me and my family. And while this deal will make Saxon part of a much bigger organization, the diligence we have used to manage our business, the manner and character in which we engage our customers, and the respect and support we give each other - day in and day out - must never change. We all want the team at Morgan Stanley to be impressed by the character of this organization and inspired by our commitment to succeed. And I hope all of you will help us to exceed all expectations, as we have done so many times in the past!

Additional Information and Where to Find It

The proposed transaction with Morgan Stanley will be submitted to a vote of Saxon’s shareholders, and Saxon will file with the SEC a proxy statement to be used to solicit the shareholders’ approval of the proposed transaction, as well as other relevant documents concerning the proposed transaction. Shareholders of Saxon are urged to read the proxy statement regarding the proposed transaction and any other relevant documents filed with the SEC when they become available because these documents will contain important information. A free copy of the proxy statement, as well as other filings containing information about Saxon, may be obtained at the SEC’s Internet site at http://www.sec.gov. Copies of the proxy statement and the SEC filings that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to Bobbi J. Roberts, Vice President, Investor Relations, 4860 Cox Road, Suite 300 Glen Allen, Virginia 23060, or by phone at (804) 967-7879.

Participants in the Solicitation

Saxon Capital and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Saxon who are asked to vote in connection with the proposed transaction with Morgan Stanley.  Information regarding Saxon’s directors and executive officers is available in Saxon’s proxy statement for its 2006 annual meeting of shareholders, which was filed with the SEC on April 20, 2006. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC related to the transaction when they become available.